Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com®, Inc. Achieves NASDAQ Compliance and Will Continue

Listing on NASDAQ

FORT LAUDERDALE, FL—(Marketwire – 06/16/11) - eDiets.com, Inc. (NASDAQ: DIETD), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced that it has received notification from The NASDAQ Stock Market LLC (“NASDAQ”) that NASDAQ has determined to continue the listing of the Company’s securities on The NASDAQ Capital Market based upon the Company’s compliance with the terms of the NASDAQ Listing Qualifications Panel decision dated March 9, 2011, by evidencing full compliance with the minimum bid price requirement of $1.00 per share. Accordingly, the matter is now closed.

The Company remains subject to a 180-day compliance period within which to demonstrate compliance with the minimum $35 million market value of listed securities requirement for continued listing on The NASDAQ Capital Market, as set forth in Listing Rule 5550(b), which expires on August 1, 2011. As previously disclosed, if the Company does not demonstrate compliance with the market capitalization requirement or the alternative requirement of $2.5 million in stockholders’ equity by August 1, 2011, NASDAQ will notify the Company that its securities are subject to delisting, at which time the Company may appeal the delisting determination to a NASDAQ Listing Qualifications Panel, and the Company would remain listed on NASDAQ pending the outcome of that appeal.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.